Exhibit 5.1

Goodwin Procter LLP Counselors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

May 19, 2016

Repligen Corporation

41 Seyon Street

Building 1, Suite100

Waltham, Massachusetts 02453

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-211436) (as amended or supplemented, the “Registration Statement”) filed on May 18, 2016 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Repligen Corporation, a Delaware corporation (the “Company”) of an indeterminate amount of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on May 18, 2016. Reference is made to our opinion letter dated May 18, 2016 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) dated as of May 19, 2016, by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of (i) up to $100,000,000 aggregate principal amount of its 2.125% Convertible Senior Notes due 2021 (the “Notes”) and (ii) the shares of the Company’s common stock, par value $0.01 par value (the “Common Stock”), that may be issued upon conversion of the Notes (the “Conversion Shares” and collectively with the Notes, the “Securities”) covered by the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

Repligen Corporation

May 19, 2016

The Notes are to be issued and sold by the Company pursuant to (i) the Underwriting Agreement, dated as of May 18, 2016 (the “Underwriting Agreement”), between the Company and Jefferies LLC, on its own behalf and as representative of the several underwriters named in Schedule I thereto and (ii) an indenture, to be dated on or about May 24, 2016, by and between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture, to be dated on or about May 24, 2016, by and between the Company and the Trustee, establishing the terms of the Notes, in a form consistent with that authorized by the Company (as supplemented, the “Indenture”).

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law) and the laws of New York.

Based on the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1. The Notes have been duly authorized and, upon the due execution and delivery of the Indenture by each of the Company and the Trustee and the execution, authentication and issuance of the Notes (in the form examined by us) against payment therefor in accordance with the terms of the Underwriting Agreement and otherwise in accordance with the Indenture, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The issuance of the Conversion Shares has been duly authorized and, assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Notes are converted, the Conversion Shares, when issued and delivered upon conversion of the Notes in accordance with the Indenture, will be validly issued, fully paid and nonassessable.

The opinions expressed in numbered opinion paragraph 1 above is subject to and limited by the effect of any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and unconscionability), regardless of whether considered in a proceeding in equity or law.

Repligen Corporation

May 19, 2016

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP